Exhibit 99.1

The Inventure Group, Inc. Appoints Ronald C. Kesselman to its Board of Directors

PHOENIX, Ariz. – July 24, 2008 – The Inventure Group, Inc. (Nasdaq: SNAK) is pleased to announce the appointment of Ronald C. Kesselman to the Company’s Board of Directors effective July 21, 2008.

Mr. Kesselman is a former Chairman and CEO of Elmer’s Products Holdings from 1995-2003, a Kohlberg, Kravis and Roberts (KKR) investment.  After the sale of Elmer’s to the Berwind Group in 2003 and through 2004 he continued as CEO and as a member of Board of Directors of the Berwind Consumer Products Group overseeing the integration of Elmer’s and Hunt Products, another Berwind portfolio company.

Mr. Kesselman currently serves on the Board of Directors of American Italian Pasta Co. and Homax Products, an investment of Olympus Partners, and on the Advisory Board of the Kellogg school at Northwestern University, and consults with selected private equity groups on strategy, acquisitions and portfolio management. Mr. Kesselman served on the Board of Directors of Gardenburger, Inc. through 2002, and held the position of non-executive Chairman and was a member of the audit committee.

Mr. Kesselman has extensive management experience which has resulted in a unique combination of strategic and operating skills including acquisitions and divestitures.  He has worked for Fortune 500 companies (Quaker, Borden and Mattel), entrepreneurial companies (Leo’s Quality Foods and Revell), executed an LBO (Placo Products) where he was the controlling shareholder and private equity groups (KKR).

“Mr. Kesselman’s significant consumer products experience and exceptional track record of results is welcomed by the Board of Directors.  We expect he will add great value to the operating units of the business,” commented Larry R. Polhill, Chairman of the Board of Directors.

About The Inventure Group, Inc.

With manufacturing facilities in Arizona, Indiana and Washington, The Inventure Group is a marketer and manufacturer of Intensely Different™ specialty brands in indulgent and better-for-you food categories under a variety of Company owned or licensed brand names, including T.G.I. Friday’s®, BURGER KING™, Rader Farms®, Boulder Canyon™ Natural Foods, Poore Brothers®, Tato Skins® and Bob’s Texas Style®. For further information about The Inventure Group or this release, please contact Steve Weinberger, Chief Financial Officer, at (623) 932-6200, or logon to http://www.inventuregroup.net.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, the potential need for additional financing, acquisition-related risks, significant competition, customer acceptance of new products, dependence upon major customers, dependence upon existing and future license agreements, general risks related to the food products industry, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.